Lindbergh Funds
                                 Code of Ethics


Lindbergh Funds ("Funds") is required to adopt a Code of Ethics ("Code") pursuant to Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") with respect to certain types of personal securities transactions by officers and trustees of the Funds for the purpose of establishing reporting requirements and enforcement procedures with respect to such transactions. In addition to approving the Funds' Code, the Funds' Board of Trustees is also required to review and approve the Codes of the Funds' investment adviser and underwriter and any material amendments to said Codes.

The Codes must contain provisions reasonably necessary to prevent "access persons" of the Funds from engaging in fraudulent, deceptive or manipulative acts, practices or courses of business. To this end, the Codes must also provide for initial reports of holdings, quarterly reports of transactions and annual reports of holdings; for review of said reports; and for pre-approved transactions in initial public offerings ("IPO's") and private placements.

Rule 17j-1, as amended August 27, 1999 (effective October 29, 1999), also requires that Funds receive annual reports from the investment adviser and principal underwriter that (1) describes issues that arose during the covered year and how they were handled, and (2) certify to the Funds' Board that it has adopted appropriate procedures.

Further, in light of the Funds' use of Unified Fund Services, Inc. ("Unified") for transfer agency, fund accounting and administrative services, and in light of Unified graciously allowing its personnel to fill officer positions with the Funds, it is appropriate for the Board to consider Unified's Code(s) applicable to those persons.

In light of the foregoing, this Code of Ethics was submitted to the Funds' Board of Trustees, along with Codes of the Funds' investment adviser and principal underwriter, for initial approval on September 27, 1999. Since the securities markets and the regulatory requirements guiding investment professionals are continually changing, this Code shall be regularly reviewed to determine if any changes are necessary in order to maintain the highest ethical standards.

I.  Definitions

a)   Advisor shall mean the Funds' adviser, Lindbergh Capital Management, Inc.



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Lindbergh Funds Code of Ethics

b) Advisor's Code of Ethics shall mean the Code of Ethics and the Insider Trading Policy of the Advisor as amended from time to time.

c) Sub-Advisor is any investment adviser which the Advisor has contracted with to manage the investment portfolios of one or more clients.

d) Independent Sub-Advisor is any Sub-Advisor which the Advisor's Review Committee has designated as independent. Independence is a question of fact. Factors include, but are not limited to, performance of securities research, analysis, selection, and trading which are conducted independently and separately from the Advisor. The fact that the Advisor or its subsidiaries provides administrative services for a client advised by the Sub-Advisor shall not by itself prevent a Sub-Advisor from being independent.

e) Principal Underwriter shall mean the broker-dealer appointed to serve as distributor of the Funds' shares, Unified Management Corporation.

f) Principal Underwriter's Code of Ethics shall mean the Code of Ethics of the Principal Underwriter as amended from time to time.

g) Interested Person shall have the meaning as contained in Section 2(a)(19) of the 1940 Act.

h) Independent Trustee means any Trustee of the Trust who is not an Interested Person of the Trust, the Advisor, a Sub-Advisor, or the Principal Underwriter.


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II.   Adoption of the Advisor's Code of Ethics with Modifications.

         (a)      Adoption of Advisor's Code of Ethics.

                  Excepts as provided for below, the provisions of the Advisor's Code of Ethics are hereby adopted as the Code of Ethics applicable to officers and trustees of Lindbergh Funds. A violation of the Advisors Code of Ethics by such persons shall constitute a violation of this Code.

     The Advisors Code of Ethics shall be attached hereto and incorporated herein in its entirety.

         (b)      Officers and Interested Trustees.

                  Officers of the Funds and,  except as provided in II(c) below,
                  Trustees  shall  be  subject  to  the  reports,   review,  and
                  sanctions provided for by the Advisor's Code of Ethics.

                  It is provided, however, that officers of the Funds who are associated persons of the Principal Underwriter shall be subject to the reports, review and sanctions provided in the Underwriter's Code of Ethics.

                  It is also provided that, since the Adviser's President is the reviewing authority for personal securities transactions under the Adviser's Code of Ethics, under this Code of Ethics the Adviser's President shall submit reports for review to Unified Fund Services, Inc., with exceptions to be submitted to the Funds' Board of Trustees.

         (c)      Independent Trustees.

                  Independent Trustees who do not have actual or implied knowledge of the Advisor's or Sub-Advisor's investment activities as described in Section (c)(3)(ii) of Rule 17j-1 of the 1940 Act shall not be subject to the reporting or review requirements provided for in the Advisor's Code of Ethics.

         (d)      Trading of Advisor and Independent Sub-Advisors.

                  For the purposes of Code provisions dealing with pre-clearing and trade allocation procedures, the Advisor and Independent Sub-Advisors [and, if applicable, the Principal Underwriter and its affiliates] shall be treated as separate unrelated entities and shall not be required to coordinate their efforts. For example, the Advisor shall not be required to pre-clear or allocate proposed trades on behalf of client accounts which it is managing with client accounts which are managed by an Independent Sub-Advisor.

         (e)      Interpretation.

     The Trustees of the Funds may from time to time adopt interpretations of this Code as they deem appropriate.

         (f)      Effect of Violation of this Code.

                  In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular Code of Ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of Rule 17j-1. In adopting this Code, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.